Exhibit 10.08

ReachLocal, Inc.

2009 Executive Bonus Plan

(Effective January 1, 2009)

1. Establishment and Purpose. ReachLocal, Inc., a Delaware corporation (the “Company”), hereby establishes the ReachLocal, Inc. Executive Bonus Plan (this “Plan”) to create additional incentives for certain senior executives of the Company and its subsidiaries through the award of incentive payments upon satisfaction of conditions described herein.

2. Participation. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall determine those senior executives of the Company and its subsidiaries who are entitled to participate in this Plan for each fiscal year (the “Participants”).

3. Administration of Plan. This Plan shall be administered by the Committee or, in the absence of a Committee, the Board of Directors of the Company (the “Board”) itself. Any power of the Committee may also be exercised by the Board. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to establish and verify the extent of satisfaction with respect to the Company revenue and EBITDA targets or other conditions applicable to bonuses (each, a “Bonus” and collectively, the “Bonuses”) awarded under this Plan; (iv) to interpret and construe this Plan, and the terms and conditions of any Bonus; (v) to approve corrections in the documentation or administration of this Plan; and (vi) to make all other determinations deemed necessary or advisable for the administration of this Plan. All decisions, determinations and interpretations by the Committee regarding this Plan and the Bonuses shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under this Plan or any Bonus. No member of the Board shall be liable for any act, whether of commission or omission, taken in respect of this Plan or any Bonuses granted pursuant to this Plan by any other member or by any officer, agent, or employee of Company, nor, excepting circumstances involving his or her own bad faith, for anything done or omitted to be done by himself or herself.

4. Quarterly and Annual Bonuses.

(a) Quarterly and Annual Bonus Opportunity. Subject to Section 5, for the fiscal year of the Company commencing with the year ending December 31, 2009, each Participant shall be eligible to earn quarterly and annual Bonuses equal to the product of the Participant’s Participation Percentage (as defined below) multiplied by the applicable Bonus Pool (as defined below) for the applicable quarterly or annual period.

(b) Participation Percentage. For each Participant, the “Participation Percentage” applicable to such Participant for a given fiscal year shall be the percentage established by the Committee for such fiscal year in advance of or at the time such Participant becomes eligible to participate in this Plan for such fiscal year. The sum of all Participation Percentages for all Participants for any given fiscal year shall not exceed 100%.

(c) Bonus Pool. Unless otherwise determined by the Committee, the “Bonus Pool” for each fiscal quarter and year of the Company, commencing with the fiscal quarter ending March 31, 2009 and fiscal year ending December 31, 2009, shall be based upon the Company’s achievement in such fiscal quarter or year against revenue and EBITDA targets set forth in the Company’s Operating Plan (as defined below) for such fiscal quarter or year, as the case may be, and shall be determined as follows:

(i) The Bonus Pool shall equal the sum of (A) the Revenue Pool (as defined below) multiplied by two-thirds and (B) the EBITDA Pool (as defined below) multiplied by one-third.

(ii) The “Revenue Pool” for the applicable fiscal quarter or year shall be the product of (A) the Company’s total consolidated revenues actually achieved for such period multiplied by (B) a percentage determined using the table below (or percentages, if applicable, as described in the table below) on the basis of the ratio of the Company’s total revenues actually achieved for such period to the Company’s total revenues projected to be achieved for such period in the Operating Plan:

Revenue Achievement Thresholds	Percentage Multiplier

Less than 85% of the total revenues projected to be achieved in the Operating Plan	0%

Greater than 85% but less than 92.5% of the total revenues projected to be achieved in the Operating Plan	0.501% of total revenues

Greater than 92.5% but less than 107.5% of the total revenues projected to be achieved in the Operating Plan	0.626% of total revenues

Greater than 107.5% but less than 115% of the total revenues projected to be achieved in the Operating Plan	0.626% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan, and 2.5% of total revenues in excess of such amount

115% or greater of the total revenues projected to be achieved in the Operating Plan	0.626% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan, and 5.0% of total revenues in excess of such amount

(iii) The “EBITDA Pool” for the year shall be the product of (A) the Company’s total consolidated revenues actually achieved for such period multiplied by (B) a percentage determined using the table below (or percentages, if applicable, as described in the table below) on the basis of the ratio of the Company’s EBITDA Margin actually achieved for such period to the Company’s EBITDA Margin Target (which currently is referred to in such plan as “EBITDA %”):

EBITDA Margin Achievement Thresholds	Percentage Multiplier

Lower than the EBITDA Margin Target	0% of total revenues

Equal to or greater than the EBITDA Margin Target but no more than 1.0% (100 basis points) higher than the EBITDA Margin Target

(i) 0% of total revenues (if total revenues actually achieved are less than 85% of the total revenues projected to be achieved in the Operating Plan); or

(ii) 0.626% of total revenues (if total revenues actually achieved are greater than 85% but less than 107.5% of the total revenues projected to be achieved in the Operating Plan); or

(iii) 0.626% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan plus 2.5% of total revenues in excess of such amount (if total revenues actually achieved are greater than 107.5% but less than 115% of the total revenues projected to be achieved in the Operating Plan ); or

(iv) 0.626% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan plus 5.0% of total revenues in excess of such amount (if total revenues actually achieved are greater than 115% of the total revenues projected to be achieved in the Operating Plan)

More than 1.0% (100 basis points) but less than 2.0% (200 basis points) higher than the EBITDA Margin Target

(i) 0% of total revenues (if total revenues actually achieved are less than 85% of the total revenues projected to be achieved in the Operating Plan); or

(ii) 0.939% of total revenues (if total revenues actually achieved are greater than 85% but less than 107.5% of the total revenues projected to be achieved in the Operating Plan); or

(iii) 0.939% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan plus 2.191% of total revenues in excess of such amount (if total revenues actually achieved are greater than 107.5% but less than 115% of the total revenues projected to be achieved in the Operating Plan); or

(iv) 0.939% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan plus 3.757% of total revenues in excess of such amount (if total revenues actually achieved are greater than 115% of the total revenues projected to be achieved in the Operating Plan)

More than 2.0% (200 basis points) higher than the EBITDA Margin projected to be achieved in the Operating Plan

(i) 0% of total revenues (if total revenues actually achieved are less than 85% of the total revenues projected to be achieved in the Operating Plan); or

(ii) 1.096% of total revenues (if total revenues actually achieved are greater than 85% but less than 107.5% of the total revenues projected to be achieved in the Operating Plan); or

(iii) 1.096% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan plus 3.130% of total revenues in excess of such amount (if total revenues actually achieved are greater than 107.5% but less than 115% of the total revenues projected to be achieved in the Operating Plan); or

(iv) 1.096% of total revenues up to 100% of the total revenues projected to be achieved in the Operating Plan plus 4.696% of total revenues in excess of such amount (if total revenues actually achieved are greater than 115% of the total revenues projected to be achieved in the Operating Plan)

(iv) For purposes of this Plan, “EBITDA Margin” for any period means the percent derived by dividing (A) the Company’s earnings for its North American operations before interest, taxes, depreciation, amortization, and stock compensation expense for such period, by (B) the Company’s total revenues for its North American operations for such period. Calculations of the EBITDA Margin thresholds described above and the EBITDA Margin actually achieved for any period shall exclude any amounts payable, accruedor projected to be paid under this Plan and such other annual bonus amounts approved by the Committee.

(v) For purposes of this Plan, for 2009 the “EBITDA Margin Target” is 0%.

(vi) For purposes of this Plan, the “Operating Plan” means the Company’s annual operating plan or budget for the applicable fiscal as approved by the Board, and approved by the Committee for use in determining the performance criteria/thresholds under this Plan.

(d) Discretionary Adjustments. Notwithstanding anything herein to the contrary, the Bonus amount actually paid to any Participant hereunder may, be increased or reduced, by the Committee on the basis of such further considerations as the Committee shall determine (including, but not limited to, personal performance and/or the occurrence of extraordinary events affecting the Company’s revenue and/or EBITDA performance). In addition, in setting the revenue and EBITDA Margin thresholds described above and determining the Company’s achievement of such thresholds, the Committee shall have the discretion to exclude revenues and expenses related to portions or divisions of the Company’s business as the Committee deems appropriate and the Committee shall take into account currency adjustments where appropriate.

(e) Quarterly Bonuses. Subject to Section 5, promptly following completion of each quarter of each fiscal year of the Company and the Committee’s receipt, review and approval of quarterly financial statements for such quarter, the Company shall pay to each Participant the Bonus due to such Participant in respect of the quarter just completed, which shall be an amount equal to 100% of the product of such Participant’s Participation Percentage and the Revenue Pool. No quarterly bonuses shall be paid on the EBITDA Pool.

(f) Annual Bonus. Subject to Section 5, promptly following completion of each of the Company’s fiscal year and the Committee’s receipt, review and approval of annual financial statements for such year, the Company shall pay to each Participant the Bonus due to such Participant in respect of the fiscal year just completed, which shall be an amount equal to the sum of (i) the product of such Participant’s Participation Percentage and the Revenue Pool for such complete fiscal year, less the amounts theretofore paid under Section 4(e); and (ii) the product of such Participant’s Participation Percentage and the EBITDA Pool for such fiscal year.

(g) Withholding. Payments made under this Plan are subject to all required federal, state and local withholding taxes.

5. Eligibility for Bonuses.

Unless otherwise determined by the Committee, a Participant must be an active employee of Company as of the date a particular Bonus (or portion thereof) is paid in order to be entitled to receive that Bonus payment. For any employee of the Company that is designated a Participant after the start of a fiscal quarter or year, the Committee may exercise discretion in determining such Participant’s eligibility to participate in Bonuses paid in respect of prior or partially completed quarters of such fiscal year.

6. Miscellaneous.

(a) Subject to applicable law, the terms of this Plan are confidential and may not be disclosed, publicized or discussed with any current or former employee of Company or any other person except a Participant’s spouse, accountant, financial advisor or attorney, who must be informed by the Participant not to further disclose the terms of this Plan.

(b) A Participant’s interest in this Plan may not be alienated, assigned or encumbered.

(c) The Committee may amend this Plan at any time and for any purpose in its sole discretion; provided that such action does not adversely affect any Participant with respect to any completed fiscal quarter or year at the time of such amendment.

(d) The adoption and maintenance of this Plan shall not be deemed to be a contract of employment between Company and any of the Participants. Nothing in this Plan shall give any

Participant the right to be retained in the employ of Company or to interfere with the right of Company to discharge any employee at any time.

(e) This Plan is an unfunded program. The Company does not have an obligation to set aside, earmark or entrust any fund, policy or money with which to pay obligations under this Plan. Amounts payable under this Plan with respect to Participants will be paid from general revenues.

(f) This Plan shall be governed by, and construed in accordance with, the laws of the State of California without regard to its conflicts of law principles.